WEINGARTEN REALTY INVESTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 3, 2005

To Our Shareholders:

You are invited to attend our annual meeting of shareholders that will be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas, on Tuesday, May 3, 2005, at 9:00 a.m., Houston time. The purpose of the meeting is to vote on the following proposals:

Proposal 1:	To elect nine trust managers to serve until their successors are elected and qualified.
Proposal 2:	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.
Proposal 3:	To take action upon any other business as may properly come before the meeting.

Shareholders of record at the close of business on March 7, 2005 are entitled to notice of, and to vote at, the annual meeting. A proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2004 are enclosed with this notice of annual meeting and proxy statement.

Your vote is important. Accordingly, you are asked to vote, whether or not you plan to attend the annual meeting. You may vote by: (i) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided, or returning it to Weingarten Realty Investors, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717, (ii) using the Internet at www.proxyvote.com, (iii) phone by calling 1-800-690-6903, or (iv) attending the annual meeting in person. If you plan to attend the annual meeting to vote in person and your shares are registered with our transfer agent, Mellon Investor Services LLC, in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

By Order of the Board of Trust Managers

M. Candace DuFour
Sr. Vice President and Secretary
March 23, 2005
Houston, Texas

i

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 3, 2005

Weingarten Realty Investors
2600 Citadel Plaza Drive
Houston, Texas 77008

The board of trust managers is soliciting proxies to be used at the 2005 annual meeting of shareholders to be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Tuesday, May 3, 2005, at 9:00 a.m., Houston time. This proxy statement, accompanying proxy card and annual report to shareholders for the fiscal year ended December 31, 2004 are first being mailed to shareholders on or about March 23, 2005. Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.

Who May Vote

Only shareholders of record at the close of business on March 7, 2005 are entitled to notice of, and to vote at, the annual meeting. As of March 7, 2005, we had 89,132,647 common shares of beneficial interest issued and outstanding. Each common shareholder of record on the record date is entitled to one vote on each matter properly brought before the annual meeting for each common share held.

In accordance with our amended and restated bylaws, a list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m. local time, at our principal executive offices listed above.

How You May Vote

You may vote using any of the following methods:

•
BY MAIL: Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Weingarten Realty Investors, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares in favor of proposals one and two.

•
BY INTERNET: Go to  and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 2, 2005. Have your proxy card in hand when you access the Web site and then follow the instructions.

•
BY PHONE: Call 1-800-690-6903 and use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2005. Have your proxy card in hand when you call and then follow the instructions.

•	BY ATTENDING THE ANNUAL MEETING IN PERSON:

You may revoke your proxy at any time before it is exercised by:

•	giving written notice of revocation to our Secretary, M. Candace DuFour, at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas, 77292-4133;

•	timely delivering a properly executed, later-dated proxy; or

•	voting in person at the annual meeting.

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If you hold common shares through any of our share purchase or savings plans, you will receive voting instructions. Please sign and return those instructions promptly to assure that your shares are represented at the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting. If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted in favor of proposals one and two. The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. We do not anticipate that any other matters will be raised at the annual meeting.

Quorum

The presence, in person or represented by proxy, of the holders of a majority of the common shares (45,457,650 shares) entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, the shareholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented. Pursuant to our amended and restated bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting. A broker “non-vote” occurs when a nominee holding common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

The affirmative vote of the holders of a majority of the common shares (45,457,650) present in person or represented by proxy is required to re-elect trust managers. Any trust manager who is currently on the board shall remain on the board, regardless of the number of votes he receives, unless he is replaced by a nominee who receives the requisite vote to become a new trust manager. All of the nominees for trust manager served as our trust managers in 2004. Abstentions and broker non-votes are not counted for purposes of the election of trust managers.

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the common shares (45,457,650) represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our trust managers, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means. In accordance with SEC regulations and the rules of the New York Stock Exchange (NYSE), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common shares.

PROPOSAL ONE
ELECTION OF TRUST MANAGERS

Pursuant to the Texas Real Estate Investment Trust Act, our amended and restated declaration of trust, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of trust managers. At the annual meeting, nine trust managers will be elected by the shareholders, each to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Regardless of the number of votes each nominee receives, pursuant to the Texas Real Estate Investment Trust Act, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy. If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below. The board of trust managers has proposed the following nominees for election as trust managers at the annual meeting. Each of the nominees is currently a member of the board of trust managers.

Nominees

Stanford Alexander, Chairman of the Board of Trust Managers since 2001. Chief Executive Officer from 1993 to December 2000. President and Chief Executive Officer from 1962 to 1993. Trust manager since 1956 and our employee since 1955. Age: 76

Andrew M. Alexander, trust manager since 1983. Chief Executive Officer since January 2001. President since 1997. Executive Vice President/Asset Manager from 1993 to 1996 and President of Weingarten Realty Management Company since 1993. Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1991 to 1993, and Vice President from 1990 to 1991 and, prior to our reorganization in 1984, Vice President from 1988 to 1990. Mr. Alexander has been our employee since 1978. He is a director of Academy Sports & Outdoors, Inc. Age: 48

J. Murry Bowden, trust manager since April, 2003. Mr. Bowden is Co-Chairman of The Hanover Company and has been involved in all aspects of apartment development, construction, management and finance for more than 25 years. Prior to forming The Hanover Company in 1982, he was an attorney in private practice. Age: 56

James W. Crownover, trust manager since 2001. Since 1998, Mr. Crownover has managed his personal investments. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. in 1998 where he was managing director of its southwest practice and a member of the firm’s board of directors. He currently serves as a director on the boards of Unocal Corporation (audit committee chairman), Great Lakes Chemical Corporation and Allied Waste Industries (audit committee member). Age: 61

Robert J. Cruikshank, trust manager since 1997. Since 1993, Mr. Cruikshank has managed his personal investments. Senior partner of Deloitte & Touche LLP from 1989 to 1993. He currently serves on the boards of Encysive Pharmaceuticals, Inc. (audit committee chairman), MAXXAM, Inc., (audit committee member), and Kaiser Aluminum Corp. (audit committee member). Age: 74

Melvin A. Dow, trust manager since 1984. Shareholder, Winstead, Sechrest & Minick P. C. since August 2001. Chairman/Chief Executive Officer of Dow, Cogburn & Friedman, P.C. (which merged with Winstead, Sechrest & Minick P.C. in 2001) from 1995 to 2001. Age: 77

Stephen A. Lasher, trust manager since 1980. President of The GulfStar Group, Inc. since January 1991. Age: 57

Douglas W. Schnitzer, trust manager since 1984. Chairman/Chief Executive Officer of Senterra Real Estate Group, L.L.C. since 1994. Age: 48

Marc J. Shapiro, trust manager since 1985. Since 2003, Mr. Shapiro has served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations. Former Vice Chairman of J. P. Morgan Chase & Co. from 1997 through September, 2003. Prior to that, he was Chairman and Chief Executive Officer of Chase Bank of Houston from January 1989 to 1997. He currently serves as Director of Kimberly-Clark Corporation (audit committee member) and Burlington Northern Santa Fe Corporation (audit committee member). Age: 57

Andrew M. Alexander is the son of Stanford Alexander.

The governance committee will consider trust manager candidates nominated by shareholders. Recommendations, including the nominee’s name and an explanation of the nominee’s qualifications should be sent to Candace DuFour, Sr. Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133. The procedure for nominating a person for election as a trust manager is described under “Shareholder Proposals” on page 26.

The board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

Board Meetings and Committees

During fiscal 2004, the board of trust managers held four meetings. No trust manager attended less than 75% of the total number of board and committee meetings on which the trust manager served that were held while the trust manager was a member of the board or committee, as applicable. All of our trust managers are strongly encouraged to attend our annual meeting of shareholders. All of our trust managers, except Mr. Crownover, attended our 2004 annual meeting of shareholders. The board’s current standing committees are as follows:

Name	Governance Committee	Audit Committee	Management Development & Compensation Committee	Executive Committee	Pricing Committee

Employee Trust Managers:
Stanford Alexander				X	X
Andrew M. Alexander				X (1)	X
Non-Employee Trust Managers:
J. Murry Bowden	X	X
James W. Crownover	X	X (1)
Robert J. Cruikshank		X	X (1)	X
Melvin A. Dow				X
Stephen A. Lasher			X	X	X
Douglas Schnitzer		X
Marc J. Shapiro	X (1)		X
___________
(1) Chairman

Governance Committee

The governance committee has the responsibility to (1) oversee the nomination of individuals to the board, including the identification of individuals qualified to become board members and recommending such nominees; (2) develop and recommend to the board a set of governance principles; and (3) oversee matters of governance to insure that the board is appropriately constituted and operated to meet its fiduciary obligations, including advising the board on matters of board organization, membership and function and committee structure and membership. The committee also recommends trust manager compensation and benefits. The governance committee will consider nominees made by shareholders. Shareholders should send nominations to the company’s secretary, Candace DuFour. Any shareholder nominations proposed for consideration by the governance committee should include the nominee’s name and qualifications for board membership. See “Shareholder Proposals” on page 26. The governance committee met three times in 2004.

Audit Committee

The audit committee assists the board in fulfilling its responsibilities for general oversight of: (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) our compliance with ethical policies contained in our code of conduct and ethics; (3) legal and regulatory requirements; (4) the independence, qualification and performance of our independent registered public accounting firm; (5) the performance of our internal audit function; and (6) risk assessment and risk management. The committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the audit committee prepares the audit committee report for inclusion in the annual proxy statement, reviews the audit committee charter and the committee’s performance; approves the scope of the annual audit; reviews our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance. The committee also oversees investigations into complaints concerning financial matters. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties. The audit committee met five times in 2004. The board of trust managers has determined that Mr. Cruikshank’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve on our audit committee.

Management Development and Compensation Committee

The management development and compensation committee (1) discharges the board’s responsibilities to establish the compensation of our executives; (2) produces an annual report on executive compensation for inclusion in our annual proxy statement; (3) provides general oversight for our compensation structure, including our equity compensation plans and benefits programs; and (4) retains and approves the terms of the retention of any compensation consultant or other compensation experts. Other specific duties and responsibilities of the committee include reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; approving employment agreements for executive officers; approving and amending our incentive compensation and share option programs (subject to shareholder approval if required); and annually evaluating its performance and its charter. The committee met three times in 2004.

Executive Committee

The executive committee has the authority to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued at up to $100,000,000. The committee was established by the board to create and reinforce the approval and decision making process around these significant transactions. We have a detailed process that is followed for all of these transactions and the execution of unanimous consents for such transactions is the final documentation of such process. The executive committee did not meet in person during 2004, but conducted business by the execution of twenty unanimous written consents during that year.

Pricing Committee

The pricing committee is authorized to exercise all the powers of the board of trust managers in connection with the offering, issuance and sale of our securities. The pricing committee held one telephonic meeting during 2004, and executed one unanimous written consent during that year.

Corporate Governance

Independence of Trust Managers and Committee Members. Our board has determined that each of the following trust managers standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independent’s standards, which reflect exactly NYSE Director Independence Standards, as currently in effect: Messrs. Bowden, Crownover, Cruikshank, Lasher, Schnitzer and Shapiro. The board has determined that Messrs. S. Alexander, A. Alexander and Dow are not independent trust managers within the meaning of the NYSE Director Independence Standards. Furthermore, the board has determined that each of the members of each of the governance, audit and management development and compensation committees has no material relationship with us (either directly as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards.

Audit Committee Financial Expert. The board of trust managers has determined that Mr. Cruikshank meets the definition of audit committee financial expert promulgated by the Securities and Exchange Commission and is independent, as defined in the New York Stock Exchange Listing Standards.

Committee Charters and other Governance Materials. Our board has adopted: (1) a governance committee charter, a management development and compensation committee charter and a revised audit committee charter; (2) standards of independence for our trust managers for fiscal 2004; (3) a code of conduct and ethics for all trust managers, officers and employees; and (4) corporate governance guidelines. Our governance committee charter, management development and compensation committee charter, audit committee charter, corporate governance guidelines and code of conduct and ethics are available on our Web site at www.weingarten.com. These materials are also available in print to any shareholder who requests them by submitting a written request to Brook Wootton, Director of Investor Relations, 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008.

Communications with the Board. Individuals may communicate with the board by sending a letter to:

Candace DuFour
Secretary to the Board of Trust Managers
2600 Citadel Plaza Drive, Suite 300
Houston, Texas 77008

All trust managers have access to this correspondence. Communications that are intended specifically for non-management trust managers should be sent to the street address noted above, to the attention of the chair of the Governance Committee. In accordance with instructions from the board, the secretary to the board reviews all correspondence, organizes the communications for review by the board, and posts communications to the full Board or individual trust managers as appropriate.

Executive Sessions. Executive sessions of non-employee trust managers were held at the end of each board meeting. In accordance with our Governance Policies, our independent trust managers will meet at least once per year in executive session. The chairman of the governance committee, currently Marc J. Shapiro, will chair this executive session. During 2004, our non-employee trust managers met four times in executive session.

Compensation of Trust Managers

Employee trust managers receive no compensation for board service.

During 2004, our non-employee trust managers received the following compensation:

Annual retainer fee	$15,000
Fee for each board meeting attended	1,000
Audit committee chairman retainer	10,000
Audit committee member retainer	5,000
Chairman retainer for other committees	6,000
Other committee members retainer	4,000

Additionally, each non-employee trust manager received an award of 750 restricted shares. Members of the executive and pricing committees receive no additional compensation for their services.

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, three of our independent trust managers served on the management development and compensation committee. The committee members for 2004 were Messrs. Cruikshank, Lasher and Shapiro. No member of the management development and compensation committee has any interlocking relationship with any other company that requires disclosure under this heading.

Certain Transactions

Messrs. S. Alexander, A. Alexander, Dow, Lasher, Stephen C. Richter, Schnitzer and Martin Debrovner were shareholders or officers and/or trust managers of WRI Holdings, Inc., a Texas corporation. In December 1984, we contributed certain assets and cash to WRI Holdings in exchange for, among other consideration, $26.8 million in original principal amount of debt securities and common stock of WRI Holdings. The assets contributed by us to WRI Holdings included unimproved land in the Railwood Industrial Park in northeast Houston and all of the issued and outstanding capital stock of Plaza Construction, Inc. and Leisure Dynamics, Inc. The debt securities were issued pursuant to three separate trust indentures (the Holdings Bonds) and originally consisted of $16.7 million in principal amount of debt securities (the Hospitality Bonds) due December 28, 2004, $7.0 in million principal amount of debt securities (the Railwood Bonds) due December 28, 2004, and $3.2 million in principal amount of debt securities (the Plaza Bonds) due December 28, 1994. The Railwood Bonds and Hospitality Bonds have been retired. On August 4, 2004, (date of dissolution), WRI Holdings, Inc. and all of its related subsidiaries were formally dissolved with the assets of WRI Holdings, Inc. being conveyed to Weingarten Realty Investors as partial payment of its indebtedness owing to WRI. WRI considers all remaining outstanding indebtedness as being cancelled and retired.

The amount on the Plaza Bonds immediately prior to the date of dissolution was $.2 million and the accrued interest outstanding which was not recognized for financial accounting purposes was $7.9 million.

Interest on the Plaza Bonds accrued at the rate of 16% per annum (the “accrual rate”), but was due and payable quarterly at the rate of 10% per annum (the “pay rate”). The difference between the accrual rate and the amount of interest paid by WRI Holdings at the pay rate on the debt securities was treated as unpaid accrued interest, which did not accrue any compound interest and was payable with the principal at maturity. We recognized as interest income only amounts actually received for payment under the note. Therefore, we did not carry the difference between the accrual rate and the pay rate as an asset on our consolidated balance sheet.

Pursuant to a loan agreement between WRI Holdings and us, and pursuant to a note dated December 28, 1984, as amended in October 1987, January 1991 and March 1994, WRI Holdings could borrow from us the amount necessary, up to a maximum of $40 million, to enable WRI Holdings to pay the interest owing on the Holdings Bonds. Interest on the note accrued at the highest rate per annum permitted by Texas law as to a portion of the debt and at the JPMorgan Chase Bank prime rate plus 2% per annum (but not in excess of the maximum legal rate) on the balance of the debt. At the date of dissolution, $31.4 million was outstanding under the note, which represented the difference between the amount recognized as interest income on the Holdings Bonds and the pay rate applicable to the bonds, none of which has been recognized by us as income.

In November 1982, we entered into a loan agreement with River Point Venture I, a joint venture in which Plaza Construction was a joint venture partner. In October of 1987, Plaza Construction acquired all ownership interests in the joint venture it did not already own from the other joint venturer. Additionally, Plaza Construction became the successor of the joint venture under the River Pointe loan agreement which was amended in December 1991. Under the terms of the River Pointe loan, we could loan Plaza Construction up to $12 million for construction and development of River Pointe. Interest accrued at the prime rate plus 1%, but not in excess of the maximum rate permitted by law. Beginning in 1990, we discontinued the recognition of interest income on this note for financial statement purposes. At the date of dissolution, the principal amount outstanding under the River Pointe loan was $2.6 million plus accrued, but nonrecognized, interest of $20.2 million.

At the date of dissolution, we had $2.8 million in the Plaza Bonds and the River Pointe loan. Net of deferred gain of $3.0 million, the estimated fair market value of the remaining collateral, which was comprised of 9.5 acres of undeveloped land at a mixed-use development in Conroe, Texas, was conveyed to WRI as partial payment of the remaining indebtedness.

Mr. Dow is a shareholder of Winstead, Secrest & Minick P. C., a law firm that had a relationship with Weingarten during the 2004 fiscal year. Mr. Dow performs a significant amount of work for WRI. Payments made by WRI to Winstead, Secrest & Minick P. C. for his work constituted less than 5% of the firm’s total annual revenue for 2004.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 18, 2005 by (1) each person known by us to own beneficially more than 5% of our outstanding common shares, (2) each current trust manager, (3) each named executive officer, and (4) all current trust managers and executive officers as a group. The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 19, 2005 (60 days after February 18, 2005) through the exercise of any share option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

Name	Amount and Nature of Beneficial Ownership		Percent of Class

Stanford Alexander	5,361,371	(1)	6.0%
Andrew M. Alexander	1,555,131	(2)	1.7%
J. Murry Bowden	16,592	**	*
James W. Crownover	10,142	**	*
Robert J. Cruikshank	5,342	**	*
Martin Debrovner	406,181	(3)	*
Melvin A. Dow	1,136,714	(4)**	1.3%
Stephen A. Lasher	649,592	(5)**	*
Douglas W. Schnitzer	1,419,897	(6)**	1.6%
Marc J. Shapiro	36,617	**	*
Johnny Hendrix	42,664	(7)	*
Stephen C. Richter	155,593	(8)	*
All trust managers and executive officers as a group (12 persons)	9,461,003	(9)	10.6%
Capital Research and Management Co.	5,031,000	(10)	5.6%
___________

*	Beneficial ownership of less than 1% of the class is omitted.

**
All non-employee trust managers were awarded 750 common shares in 2004, subject to such trust manager’s election to defer receipt from 5 years up to the completion of his service on the board of trust managers.

(1)
Includes 867,618 shares held by various trusts for the benefit of Mr. Alexander’s children and 667,518 shares for which voting and investment power are shared with Andrew M. Alexander and Melvin A. Dow, 15,797 shares that may be purchased by Mr. Alexander upon exercise of share options that are currently exercisable or that will become exercisable on or before April 19, 2005. Also includes 979,305 shares held by a charitable foundation, over which shares Mr. Alexander and his wife Joan have voting and investment power. Mr. Alexander’s address is 2600 Citadel Plaza Drive, Houston, Texas 77008.

(2)
Includes 667,518 shares over which Messrs. S. Alexander and Dow have shared voting and investment power, and 218,960 shares that Mr. A. Alexander may purchase upon the exercise of share options that will be exercisable on or before April 19, 2005. Also includes 56,250 shares held by a charitable foundation, over which shares Mr. A. Alexander and his wife Julie have voting and investment power.

(3)
Includes 40,357 shares held in trust for the benefit of Mr. Debrovner’s children, for which he has voting and investment power, and 32,515 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 19, 2005.

(4)	Includes 667,518 shares over which Messrs. S. Alexander and A. Alexander have shared voting and investment power.

(5)	Includes 112,500 shares held by trusts for the benefit of Mr. Lasher’s children, over which Mr. Lasher exercises voting and investment power.

(6)
Mr. Schnitzer owns 1,704 shares individually. With respect to the remaining shares beneficially owned, Mr. Schnitzer shares voting and investment power with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer.

(7)	Includes 2 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 19, 2005. Mr. Hendrix became an executive officer on January 1, 2005.

(8)
Includes 7,818 shares held in trust for the benefit of Mr. Richter’s children, for which he has voting and investment power, and 37,566 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 19, 2005.

(9)	Includes and 304,840 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 19, 2005.

(10)
Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owners with the SEC on February 9, 2005. The Schedule 13G lists the address of Capital Research and Management Company as 333 South Hope Street, Los Angeles, CA 90071.

We are pleased to report that management, employees, trust managers and their extended families own, in the aggregate, 12.7% of our outstanding common shares as of February 18, 2005, not including any unexercised share options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC and the NYSE. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2004, we believe that all SEC filing requirements applicable to our trust managers and executive officers were satisfied.

EXECUTIVE OFFICERS

No trust manager or executive officer was selected as a result of any arrangement or understanding between the trust manager or executive officer or any other person. All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience

Stanford Alexander	76	Chairman of the Board	See “Election of Trust Managers”

Martin Debrovner	68	Vice Chairman	1997 to Present - Vice Chairman; 1993 to 1997 - President and Chief Operating Officer

Andrew M. Alexander	48	President and Chief Executive Officer	See “Election of Trust Managers”

Johnny Hendrix	47	Executive Vice President/ Asset Manager	Appointed Executive Vice President, February 2005; 2001 to 2004 - Senior Vice President/Director of Leasing; 1998 to 2000 - Vice President/Associate Director of Leasing

Stephen C. Richter	50	Executive Vice President and Chief Financial Officer	Appointed Executive Vice President, February 2005; 2000 to 2004 - Senior Vice President and Chief Financial Officer; 1997 to 2000 - Senior Vice President and Treasurer

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table summarizes the compensation paid by us for each of the fiscal years ended December 31, 2004, 2003 and 2002 to the Chief Executive Officer and the three other most highly compensated executive officers who received a total annual salary and bonus in excess of $100,000 in fiscal 2004.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Share Awards ($)		Securities Underlying Options/SARs (#) (1).	All Other Compensation

Stanford Alexander	2004	$600,000	$471,500	$279,999	(2)	58,455	$9,831	(6)
Chairman	2003	575,000	345,000	237,519		52,661	10,820
	2002	550,000	288,750	98,701		34,722	14,387

Andrew M. Alexander	2004	625,000	596,563	337,517	(3)	70,459	296,336	(7)
President and Chief	2003	575,000	345,000	275,022		60,976	170,232
Executive Officer	2002	550,000	288,750	61,683		65,104	145,215

Martin Debrovner	2004	450,000	288,500	199,982	(4)	41,754	64,082	(8)
Vice Chairman	2003	425,000	178,500	162,513		36,031	9,799
	2002	410,000	150,982	86,386		30,822	30,626

Stephen C. Richter	2004	315,000	125,213	80,056	(5)	16,712	108,579	(9)
Executive Vice	2003	300,000	103,500	70,628		15,657	79,784
President and	2002	275,000	86,136	45,239		15,914	66,939
Chief Financial
Officer
___________

(1)	No SARs were granted during 2002, 2003 or 2004.
(2)
Of the 7,044 restricted shares awarded in 2004, 1,409 will vest on each of December 6, 2005, 2006, 2007, 2008 and 2009. Dividends are payable on restricted shares. As of December 31, 2004, Mr. S. Alexander held 13,360 restricted shares having a market value on that date of $535,736.

(3)
Of the 8,491 restricted shares awarded in 2004, 1,698 will vest on each of December 6, 2005, 2006, 2007, 2008 and 2009. Dividends are payable on restricted shares. As of December 31, 2004, Mr. A. Alexander held 15,804 restricted shares having a market value on that date of $633,740.

(4)
Of the 5,031 restricted shares awarded in 2004, 1,006 will vest on each of December 6, 2005, 2006, 2007, 2008 and 2009. Dividends are payable on restricted shares. As of December 31, 2004, Mr. Debrovner held 9,353 restricted shares having a market value on that date of $375,055.

(5)
Of the 2,014 restricted shares awarded in 2004, 403 will vest on each of December 6, 2005, 2006, 2007, 2008 and 2009. Dividends are payable on restricted shares. As of December 31, 2004, Mr. Richter held 3,893 restricted shares having a market value on that date of $156,109.

(6)	Includes $6,150 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. S. Alexander.
(7)	Includes $6,150 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. A. Alexander and $284,201 contributed to the Supplemental Retirement Plan.
(8)	Includes $6,150 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. Debrovner and $53,641 contributed to the Supplemental Retirement Plan.
(9)	Includes $6,150 for our contributions to the 401(k) Savings and Investment Plan on behalf of Mr. Richter and $92,661 contributed to the Supplemental Retirement Plan.

Option Grants in 2004

The following table sets forth information concerning grants of share options during 2004 to each of the executive officers named in the Executive Compensation Table who were executive officers in 2004 and the potential realizable value of the options at assumed annual rates of share price appreciation for the option term.

OPTION GRANTS IN 2004
	Individual Grants (1)
		% Of Total			Potential Realizable Value
	Number of	Options			at Assumed Annual Rate
	Securities	Granted to	Exercise		of Share Price
	Underlying	Employees	or Base		Appreciation For Option
	Options	In Fiscal	Price	Expiration	Term 2
Name	Granted (#)	Year	($/Sh)	Date	5% ($)	10% ($)

Stanford Alexander	58,455	15.2	$39.75	12-6-14	$1,452,721	$3,689,553
Andrew M. Alexander	70,459	18.4	39.75	12-6-14	1,751,044	4,447,219
Martin Debrovner	41,754	10.9	39.75	12-6-14	1,037,669	2,635,422
Stephen C. Richter	16,712	4.4	39.75	12-6-14	415,326	1,054,825
___________

(1)
The plans governing share option grants provide that the option price per share shall not be less than 100% of the market value per share of our common shares at the grant date. The term of any option is no more than 10 years from the date of grant. Options granted in 2004 become exercisable after one year in five equal annual installments of 20%.

(2)
The dollar amounts under these columns are the result of calculations assuming annual rates of share price appreciation over the option term at the 5% and 10% rates set by SEC rules and are not intended to forecast possible future appreciation, if any, in our common share price.

Option Exercises and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercises of share options during 2004 by our named executive officers who were executive officers in 2004 and the value of the unexercised options as of December 31, 2004, based on the closing price of $40.10 per share of the company’s common shares on that date.

Name	Shares Acquired on Exercise (#)	Value Received	Number of Unexercised Options Held at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable

Stanford Alexander	21,233	$243,434	49,531	287,437	$4,836,156	$3,724,339
Andrew M. Alexander	-	-	218,960	403,443	4,499,883	5,433,938
Martin Debrovner	198,393	3,536,291	32,515	220,915	540,694	2,959,210
Stephen C. Richter	12,576	197,834	37,566	99,421	747,181	1,358,217

Retirement Plan

The following table shows the approximate annual retirement benefits under our non-contributory retirement plan (before the reduction made for social security benefits) to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. Benefits are not actuarially reduced where survivorship benefits are provided.

	Estimated Annual Benefits Upon Retirement Years of Service
Average Compensation**	15		20		25		30		35		40

$200,000	$45,000		$60,000		$75,000		$90,000		$105,000		$120,000
225,000	50,625		67,500		84,375		101,250		118,125		135,000
250,000	56,250		75,000		93,750		112,500		131,250		150,000
300,000	67,500		90,000		112,500		135,000		157,500		180,000	*
400,000	90,000		120,000		150,000		180,000		210,000	*	240,000	*
450,000	101,250		135,000		168,750	*	202,500	*	236,250	*	270,000	*
500,000	112,500		150,000		187,500	*	225,000	*	262,500	*	300,000	*
600,000	135,000		180,000	*	225,000	*	270,000	*	315,000	*	360,000	*
700,000	157,500		210,000	*	262,500	*	315,000	*	367,500	*	420,000	*
800,000	180,000	*	240,000	*	300,000	*	360,000	*	420,000	*	480,000	*
900,000	202,500	*	270,000	*	337,500	*	405,000	*	472,500	*	540,000	*
1,000,000	225,000	*	300,000	*	375,000	*	450,000	*	525,000	*	600,000	*
 ___________

*	Currently, the maximum annual pension benefit which currently may be paid under a qualified plan is $165,000 subject to certain grandfather rules for limitation years beginning in 2004.

**
Compensation in excess of $200,000 is disregarded with respect to all plan years before 2004 and compensation in excess of $205,000 is disregarded with respect to the 2004 plan year. Accordingly, the compensation of each named executive officer included in the Executive Compensation Table, which was covered by the non-contributory retirement plan was limited to $205,000.

The compensation used in computing average monthly compensation is the total of all amounts paid by us, plus amounts electively deferred by the employee under our savings plan, 125 cafeteria plan and nonqualified deferred compensation plan. Credited years of service for named executive officers as of March 15, 2005 are as follows: Mr. S. Alexander, 51 years; Mr. Debrovner, 37 years; Mr. A. Alexander, 27 years; Mr. Hendrix, 19 years and Mr. Richter, 25 years. Mr. S. Alexander and Mr. Debrovner commenced receiving benefits under the Plan in January 1996 and June 2001, respectively.

The non-contributory pension plan converted to a cash balance retirement plan on April 1, 2002. A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan. A grandfathered participant is any participant born prior to January 1, 1952, was hired prior to January 1,1997, and was an active employee on April 1, 2002. The retirement plan pays benefits to grandfathered participants in the event of death, disability, retirement or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976 (not in excess of 33 1/3 years).

Cash Balance Retirement Plan

The following table shows the approximate annual retirement benefits under our non-contributory cash balance retirement plan to eligible employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. Benefits are not actuarially reduced where survivorship benefits are provided. No opening balance was included in the table.

	Years of Service
Annual Compensation**	15	20	25	30		35		40

$200,000	$11,448	$17,856	$26,695	$37,600		$51,054		$67,652
225,000	12,879	20,088	30,032	42,300		57,436		76,108
250,000	14,310	22,320	33,369	47,000		63,817		84,565
300,000	17,172	26,784	40,043	56,401		76,581		101,478
350,000	20,034	31,248	46,717	64,801		89,344		118,391
400,000	22,896	35,712	53,391	75,201		102,108		135,304
450,000	25,758	40,176	60,065	84,601		114,871		152,217
500,000	28,620	44,640	66,738	94,001		127,635		169,130	*
600,000	34,344	53,568	80,086	112,801		153,162		202,955	*
700,000	40,067	62,497	93,434	131,601		178,689	*	236,781	*
800,000	45,791	71,425	106,781	150,401		204,216	*	270,607	*
900,000	51,515	80,353	120,129	169,202	*	229,743	*	304,433	*
1,000,000	57,239	89,281	133,477	188,002	*	255,270	*	338,259	*
___________

*	Currently, the maximum annual pension benefit which currently may be paid under a qualified plan is $165,000 (subject to certain grandfather rules) for limitation years beginning in 2004.

**
Compensation in excess of $200,000 is disregarded with respect to all plan years before 2004 and compensation in excess of $205,000 is disregarded with respect to the 2004 plan year. Accordingly, the compensation of each named executive officer included in the Executive Compensation Table which was covered by the non-contributory retirement plan was limited to $205,000.

The non-contributory cash balance retirement plan covers all employees beginning on April 1, 2002 with no age or service minimum requirement. However, leased employees and employees covered by a collective bargaining agreement will not participate in the plan. The cash balance plan pays benefits in the event of death (if married), retirement or termination of employment after the participant meets certain vesting requirements (generally 100% vested after 5 years of service). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (i) the monthly benefit that is actuarial equivalent of the cash balance account, or (ii) the accrued monthly benefit under the prior plan as of January 1, 2002. The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002. Interest Credits are determined on the last day of each plan years based on the annual rate of interest on the ten-year US Treasury Bill Constant Maturities on October 1 of the immediately preceding the Plan Year. A Service Credit will be credited to the cash balance account of any cash balance participant who is an active participant at any time during the plan year. The amount of the Service Credit shall be a percentage of the participant’s earnings for the plan year based on the years of credited service on the last day of the prior Plan Year.

Years of Credited Service	Percentage of Earnings
0 through 9.99	3%
10 through 19.99	4%
20 or more	5%

Change In Control Arrangements

Messrs. S. Alexander, A. Alexander and M. Debrovner have not entered into change in control arrangements with us.

We have however, entered into a severance and change in control agreement with each of Mr. Hendrix and Mr. Richter which becomes operative only upon a change in control. All other Vice Presidents have also entered into the same change in control agreement with us. A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires 25% or more of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur; or (5) if, during any 12-month period, trust managers at the beginning of the 12-month period cease to constitute a majority of the trust managers.

If Mr. Hendrix, Mr. Richter or any other Vice President is terminated under specified conditions within one year following a change in control, he will be entitled to a severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the first date constituting a change in control or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs. In addition, Mr. Hendrix, Mr. Richter or any other Vice President, as applicable, is entitled to receive an additional payment or payments to the extent the severance benefit is subject to the excise tax imposed by Section 4999 of the Code or any similar tax imposed by state or local law, or any penalties or interest with respect to the tax. Mr. Hendrix and Mr. Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

Management Development and Compensation Committee Report On Executive Compensation

Overview

Our executive compensation is supervised by the management development and compensation committee of the board of trust managers which is comprised entirely of independent trust managers as determined by the board within the meaning of the applicable NYSE listing standards currently in effect. The board designates the members and the chairman of the committee on an annual basis.

The committee is responsible for evaluating and establishing the level of compensation, including establishing a general compensation philosophy, for our officers. Additionally the committee is responsible for administering our share option and deferred compensation plans. Our share option programs are for all of our associates, including our officers. The specific duties and responsibilities of the committee are described in the charter of the management development and compensation committee, which is available on our Web site at www.weingarten.com.

The committee met three times during fiscal 2004. The meetings generally focus around long-term management development, compensation policy including both short-term and long-term forms of compensation, review of best practices in executive compensation, evaluation of the independent consultants’ report to the committee on the compensation of the executive officers, and evaluation of the CEO’s performance. All committee members are actively engaged in the review of matters presented. The committee has direct access to independent compensation consultants and other experts for survey data, best practices and other information as it deems appropriate.

Compensation Philosophy and Objectives.

The goal of our compensation program is to attract, motivate and retain the highly talented individuals needed to operate, acquire, develop and remerchandise our properties for the long-term. We seek to provide executive compensation that will support the achievement of our financial and growth goals and objectives. When our performance is better than the goals and objectives set for the performance period, our associates should be paid more, and when our performance does not meet one or more of our financial or other objectives, any incentive award payment is at the committee’s discretion. In order to achieve our goals and objectives, we have structured an incentive based compensation system tied to our financial performance and portfolio growth. We will attempt to maximize the amount of compensation expense that is tax deductible where consistent with our compensation philosophy.

Our committee annually reviews our compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect our performance. In general, the proportion of an officer’s total compensation that is dependent on our performance should increase as the scope and level of the individual’s business responsibilities increase.

Through the design of our compensation program, we look to balance the focus of our officers on achieving strong short-term, or annual, results in a manner that will ensure our long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, our officers are regularly provided with both annual and long-term incentives. Thus we generally compensate our officers through a combination of base salary, annual bonus compensation, annual awards of share options and restricted shares. Our Chairman, Chief Executive Officer and the Vice Chairman, generally have lower base salaries than comparable companies, coupled with a leveraged incentive bonus system which will pay more with good performance and less with performance that is below expectation. Generally, target bonuses for our executive officers are within 30% to 75% of the base compensation of the individual, depending on the size of the incentive bonus awarded.

Base Salary

Base salary levels for executive officers are largely derived through an evaluation of the responsibilities of the position held and the experience of the particular individuals, both compared to companies of similar size, complexity and, where comparable, in the same industry. The determination of comparable companies was based upon selections made by both us, as to comparable companies in the real estate industry, and by independent compensation consultants, as to other comparable companies. Not all companies included in the NAREIT All Equity Index described on page 22 are comparable in size and complexity, and not all comparable real estate companies are REITs. Actual salaries are based on an executive officer’s skill and ability to influence our financial performance and growth in both the short-term and long-term. During 2004, our committee used compensation information provided by an outside consultant, Holland and Davis, in establishing base salaries.

Bonus Compensation

We design the annual incentive or bonus compensation to align pay with our annual performance. We establish, at the beginning of each year, the key performance measures we believe require the special focus of all of our associates, including our officers, to move the business forward and create value for our shareholders. All of our officers participate in our bonus program. Each individual’s eligible bonus is based on a percentage of the individual’s base salary. This bonus program has been in effect for more than 25 years. The bonus percentage is also based on a competitive analysis and is reviewed with the independent consultants.

Again, the officer’s ability to influence our success is considered in establishing this percentage. Incentive compensation earned is determined annually on the basis of performance against the pre-established goals and objectives. Other than for the Chairman, Vice Chairman and Chief Executive Officer, the eligible bonus percentage for officers is generally allocated 50% to our goals and 50% to the individual’s goals. Specific individual goals for each officer are established at the beginning of the year and are tied to the functional responsibilities of each executive officer. Individual goals include both objective financial measures as well as subjective factors such as efficiency in managing capital resources, successful acquisitions, good investor relations and the continued development of management. Our goals and objectives are primarily based on operating performance, as measured by factors such as our funds from operations, and achieving the appropriate growth objective, relating primarily to portfolio acquisitions and new development. Other than the allocation between our goals and the individual, no specific weights are assigned to the individual goals. The bonuses of the Chairman, Vice Chairman and Chief Executive Officer are based entirely on our performance. Our performance targets and all individual goals were exceeded in fiscal 2004 and, consequently, the executive officers were eligible for full bonus awards.

Share Incentive Program

Our committee strongly believes that by providing our officers with an opportunity to increase their ownership of common shares, the interests of shareholders and the officers will be closely aligned. Therefore, the long-term incentive component for our officer’s total compensation program is provided in two forms, share options and restricted share awards. Recently the committee has altered the allocation between restricted shares and share options, placing more emphasis on restricted shares. The committee feels that the use of both forms of long-term incentive compensation is appropriate. Thus, our officers are eligible to receive both share awards and options annually, giving them the right to purchase our common shares. The number of options granted to an executive officer is based on practices of the same comparable companies used to define base salary levels. Share awards and options are a significant part of our executive compensation system, and these awards and options are issued on an annual basis.

Because of our strong belief in aligning our officers with the interest of shareholders through share ownership, we have provided guidelines for ownership of our shares over time. Our Chairman, CEO, and Vice Chairman must own shares equal to 5 times their base compensation, executive vice presidents 3.0 times, senior vice presidents 2.5 times and vice presidents 1 time. These officers are provided various ways to become shareholders including the share incentive program, an employee share purchase program, and our 401(k) savings plan.

Chief Executive Officer Performance Evaluation

For 2004, the management development and compensation committee evaluated the Chief Executive Officer’s performance based on our financial performance and growth in real estate assets. As we exceeded both our funds from operations and our acquisition and new development goals, Mr. A. Alexander received 115% of his potential bonus based on our performance for 2004. Mr. Alexander’s compensation (i.e. base salary, bonus compensation and the share incentive program) is based primarily on company-wide performance and is set by the management development and compensation committee.

Respectfully Submitted,

Management Development and Compensation Committee
Robert J. Cruikshank, 2004 Chairman
Stephen A. Lasher
Marc J. Shapiro

Performance Graph

SEC rules require the presentation of a line graph comparing, over a period of five years, the cumulative total shareholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by us.

The graph below provides an indicator of cumulative total shareholder returns for us as compared with the S&P Stock Index and the NAREIT All Equity Index, weighted by market value at each measurement point. The graph assumes that $100 was invested on December 31, 1999 in our common shares and that all dividends were reinvested by the shareholder.

Comparison of Five Year Cumulative Return

	2000	2001	2002	2003	2004
WRI	121.09	142.35	174.41	221.83	315.83
S&P 500 Index	90.90	80.09	62.39	80.28	89.03
The NAREIT All Equity Index	126.37	143.98	149.47	204.97	269.69

There can be no assurance that our share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predications as to future share performance.

Report of the Audit Committee of the Board of Trust Managers

The audit committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the board (a copy of which is available on our Web site and a copy of which is attached hereto as Appendix A). The board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The committee’s responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm. We held five meetings during fiscal 2004. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal audit function and our independent registered public accounting firm, Deloitte & Touche LLP. We discussed with Deloitte & Touche the overall scope and plans for their audit. We met with Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2004 with management and Deloitte & Touche. We also discussed with management and Deloitte & Touche the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

In addition, the audit committee obtained from Deloitte & Touche a formal written statement describing all relationships between Deloitte & Touche and the company that might bear on Deloitte & Touche’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with Deloitte & Touche any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. When considering Deloitte & Touche’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche. The audit committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 61, as amended, “Communication with Audit Committees,” SAS 99 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of trust managers (and the board has approved) that the audited financial statements for the year ended December 31, 2004 be included in the Annual Report on Form 10-K. We have selected Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2005, and have presented the selection to the shareholders for ratification.

The undersigned members of the audit committee have furnished this report to the board of trust managers.

Respectfully Submitted,

Audit Committee
James W. Crownover, 2004 Chairman
Robert J. Cruikshank
J. Murry Bowden
Douglas Schnitzer

PROPOSAL TWO
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP (Deloitte) as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2005. During fiscal 2004, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit related services. Deloitte, or its predecessors, has served as our independent registered public account firm for more than 30 years and are familiar with our affairs and financial procedures.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2004, and 2003 by Deloitte.

	2004	2003
	($ in thousands)
Audit Fees (a)	$1,082.2	$487.8
Audit-Related Fees (b)	8.0	--
Tax Fees (c)	312.6	354.2
All Other Fees (d)	--	--

Total	$1,402.8	$842.0

(a)
Fees for audit services billed in 2004 consisted of: audit of the Company’s annual financial statements, audit of the Company’s internal control over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

Fees for audit services billed in 2003 consisted of: audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

(b)	Fees for audit-related services billed in 2004 consisted of financial accounting and reporting consultations.

(c)
Fees for tax services billed in 2004 and 2003 consisted of tax compliance and tax planning and advice. Fees for tax compliance services totaled $279,300 and $300,000 in 2004 and 2003, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of Federal, state and local income tax return assistance, research for technical advice regarding technical terminations and disguised sales, research for technical advice and analysis for the purpose of filing amended returns and assistance with earnings and profits calculation and review.

Fees for tax planning and advice services totaled $33,300 and $54,200 in 2004 and 2003, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals, tax advice related to IRC §1031 exchanges and tax advice related to an intra-group restructuring.

(d)	There were no fees for other services billed in 2004 or 2003.

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants. The audit committee has delegated to its chairman, an independent member of our board of trust managers, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the audit committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the company as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals.

The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected Deloitte’s independence.

Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The board of trust managers unanimously recommends that you vote FOR the ratification of independent registered public accounting firm as set forth in Proposal Two. Proxies solicited by the board of trust managers will be so voted unless you specify otherwise in your proxy.

OTHER MATTERS

As of the mailing date of this proxy statement, the board of trust managers knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the annual meeting in the year 2006, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133 by November 18, 2005. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder who intends to bring business to the annual meeting in the year 2006, but not include the proposal in our proxy statement, or to nominate a person to the board of trust managers, must give written notice to our corporate secretary, M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133, by January 20, 2006.

ANNUAL REPORT

We have provided without charge a copy of the annual report to shareholders for fiscal year 2004 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All requests should be directed to: M. Candace DuFour, Sr. Vice President and Secretary at Weingarten Realty Investors, P.O. Box 924133, Houston, Texas 77292-4133. This information is also available via the Internet at our Web site (www.weingarten.com) and the EDGAR version of such report (with exhibits) is available at the SEC’s world wide Web site (www.sec.gov).

Weingarten Realty Investors

Audit Committee Charter

(Revised February 23, 2005)

Purpose

The Audit Committee (the “Audit Committee” or the “Committee”) of Weingarten Realty Investors (the "Company") shall assist the Board of Trust Managers (the "Board") in fulfilling its general oversight of: (1) the Company's financial reporting processes and the audit of the Company's financial statements, including the integrity of the financial statements of the Company; (2) our compliance with ethical policies contained in the Company’s Code of Conduct and Ethics; (3) compliance with the Company's legal and regulatory requirements; (4) the independence, qualification and performance of the Company’s independent auditors; (5) the performance of the Company's internal audit function; and (6) risk assessment and risk management.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee, and the Committee shall receive appropriate funding, as determined by the Committee, for the payment of fees of any such lawyers, accountants or consultants. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Organization

This charter governs the operations of the Audit Committee. The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the charter to the Board for approval. The Company's Governance Committee shall nominate trust managers for appointment to the Audit Committee. The Board will appoint Committee members annually. The Board may remove Committee members at any time with or without cause, by a majority vote. The Board will fill any vacancy on the Committee. The Audit Committee shall be comprised of at least three directors, each of whom is independent under the applicable New York Stock Exchange ("NYSE") listing standards, as determined by the Board. All members of the Audit Committee must meet the NYSE financial literacy requirements and at least one member must meet the NYSE financial expertise requirements.

Responsibilities and Processes

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Company’s financial statements and the Company’s independent auditors are responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements. Nor is it the duty of the Audit Committee to conduct investigations to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics.

The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should be reviewed periodically, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to ensure a management environment for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

In carrying out its responsibilities, the Audit Committee shall:

1. Retain, subject to shareholder ratification, the independent auditors of the Company to conduct the examination of the books and records of the Company and its affiliates, and terminate any such engagement if circumstances warrant. The independent auditors are ultimately accountable to, and shall report directly to, the Audit Committee. The Audit Committee shall provide oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.

2. Pre-approve all audit services and, to the extent such pre-approval is required by law, all non-audit services provided by the independent auditors, as well as the fees and terms for providing such services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

3. At least annually, obtain and review a report by the independent auditors describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audits carried out by the firm and any steps taken to deal with any such items; and (iii) all relationships between the independent auditor and the Company.

4. Evaluate the performance of the Company’s independent auditors and lead audit partner, and report its conclusions to the full Board.

5. Meet with the Company’s independent auditors and management to review the scope of the proposed annual audit (and related quarterly reviews), the key audit procedures to be followed and, at the conclusion of the audit, review the principal audit findings including any comments or recommendations of the Company’s independent auditors.

6. Obtain assurance from the Company’s independent auditors that it has complied with its obligation to report any fraud identified in connection with its audit of the financial statements of the Company.

7. Discuss the Company’s annual audited financial statements and unaudited quarterly financial statements with management and the independent auditors, including management’s discussion and analysis of financial condition and results of operations. Discuss other matters with the Company’s independent auditors as required by the SEC and, if the financial statements are acceptable, recommend that the audited financial statements be included in the Company’s Form 10-K. While the fundamental responsibility for the Company’s financial statements and disclosures rests with management, the Committee will review: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and the treatment preferred by the independent auditors; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (iv) earnings press releases (paying particular attention to any use of pro-forma information and non-GAAP information).

8. Approve the content of the report of the Audit Committee required by the SEC to be included in the Company’s annual proxy statement, and review and approve all "related party transactions," as defined in applicable securities.

9. Meet, at least annually, with management to discuss, as appropriate, significant accounting accruals, estimates and reserves; litigation matters; management’s representations to the independent auditors; new or proposed regulatory accounting and reporting rules; any significant off-balance sheet transactions and special purpose entities; disclosure controls and procedures; and any significant financial reporting issues or judgments disputed with the Company’s independent auditors.

10. At least annually, receive from and discuss with the independent auditors and management, separately or together as determined by the Committee, a report on (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and management of the Company, such as any management letter or schedule of unadjusted audit differences.

11. Review quarterly with the Company’s CEO and CFO (i) the adequacy and effectiveness of the Company's internal controls, including any significant deficiencies therein, (ii) any material weakness in the Company’s internal controls and (iii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

12. Review annually with management and the independent auditors (i) the internal control report contained in the Company’s Annual Report on Form 10-K regarding management’s assessment of the effectiveness of the internal control structure and procedures of the Company for financial reporting, and (ii) the attestation and report of the independent auditors regarding management’s assessment of internal controls.

13. Discuss with the Company’s independent auditors and management information relating to the auditors’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and matters identified by the auditors during its interim reviews. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Audit Committee by the Company’s independent auditors under generally accepted auditing standards.

14. Discuss with management an outline of press releases regarding results of operations, as well as general policies on financial information and earnings guidance to be provided to analysts, rating agencies, and the general public. Review any relevant items with management and the Company’s independent auditors prior to release of any such press releases or earnings guidance. The review shall be with the Chairman of the Audit Committee or the full Audit Committee, as may be appropriate.

15. At least quarterly, discuss separately with the Company’s independent auditors and management the adequacy and effectiveness of the Company’s internal accounting and financial controls, and elicit any recommendations for improvement.

16. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

17. Discuss with management policies with respect to risk assessment and risk management. While it is the job of the Company’s management to assess and manage the Company’s exposure to risk, the Committee will discuss guidelines and policies that govern the process. This discussion may include the Company’s financial risk exposures and the steps management has taken to monitor and control exposure.

18. At least annually, receive and discuss with the independent auditors their annual written statement regarding all relationships or services between the independent auditors and the Company or any other relationships or services that may impact their objectivity and independence.

19. Confirm that the Company's hiring policies conform to applicable SEC or other external guidelines for employment by the Company of employees and former employees of the independent auditors.

20. Confirm that neither the lead audit partner nor the concurring partner of the independent auditor has performed audit services for the Company for more than five consecutive fiscal years, and oversee the rotation of other audit partners at least once every seven years.

21. Confirm that none of the Company’s CEO, CFO, Chief Accounting Officer, Controller or equivalent officers were employed by the independent auditor and participated in any capacity in the audit of the Company during the one-year period preceding the initiation of the audit.

22. Receive from management a summary of findings from completed audits (and management’s response) and a progress report on the proposed internal audit plan with explanations for any material deviations from the original plan.

23. Review periodic reports from management with respect to, and advise the Board regarding compliance with, the Company’s Code of Conduct and Ethics.

24.  Review with the Company’s counsel legal matters that may have a material impact on the financial statements.

25.  Provide sufficient opportunity at its meetings to meet separately in executive session with the Company’s independent auditors and members of management. Among the items to be discussed with the Company’s independent auditors are (i) the independent auditors’ evaluation of the Company’s financial and accounting personnel; (ii) the cooperation that the independent auditors received during the course of its audit; (iii) any management letter provided by the independent auditors and management’s response; and (iv) any other matters the Audit Committee may determine from time to time.

26.  Report regularly to the Board with respect to the Audit Committee's activities.

27.  Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

28. In consultation with the Governance Committee, conduct an annual evaluation of the performance and effectiveness of the Audit Committee and report the results of that evaluation to the Board.

29. As the Committee determines necessary to carry out its duties, obtain advice and assistance from outside advisors, including the Company’s legal, accounting or other advisors.